EXHIBIT 99.1

Sharps Compliance Achieves Record Core Billings in the First Quarter of Fiscal 2013

  First quarter core billings, which excludes the U.S. Government contract, grew 5.3% to record $5.4 million led by solid growth in targeted Professional, Pharmaceutical and Core Government markets
  Billings through inside and online sales channel increased 64% in the first quarter to $0.8 million as average weekly orders increased 75% year-over-year to approximately 350
  Balance sheet remains solid with a cash balance of $16.8 million, working capital of $18.2 million and no debt as of September 30, 2012

HOUSTON, Nov. 5, 2012 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the first quarter of fiscal year 2013 ended September 30, 2012.

Revenue in the first quarter of fiscal 2013 was $5.2 million. Growth in key targeted markets help to offset a $0.7 million decrease associated with the maintenance portion of a U.S. Government contract with the Division of Strategic National Stockpile of the Centers for Disease Control that was terminated on January 31, 2012. When compared with the trailing fiscal 2012 fourth quarter, revenue increased $0.6 million, or 13.5%, reflecting the positive impact of sales efforts in each of the Company's target markets; Retail, Professional, Pharmaceutical and Core Government. Revenue for the first quarter of fiscal 2012 was $5.7 million.

Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, were down $0.4 million compared with the prior-year period, reflecting the $0.7 million impact from the termination of the maintenance portion of the U.S. government contract. Excluding that impact, core customer billings increased $0.3 million, or 5.3%, to a record $5.4 million in the first quarter of fiscal 2013. Solid growth in billings to the professional, pharmaceutical and core government markets were partially offset by lower billings to the retail and other markets, which were softer due to the timing of orders. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

David P. Tusa, President and CEO of Sharps Compliance, stated, "Our efforts to drive recurring sales within our targeted core markets continued this past quarter as we achieved record quarterly core billings with solid results in all but the retail market, which reflected the impact of order timing. Of note, the professional market continued to show considerable improvement and the progress was primarily driven by the positive outcomes of our inside and web sales initiatives."

Sales and marketing initiatives focused on driving target market growth

Professional market billings grew $0.3 million, or 42.6%, to $1.0 million in the quarter. The growth in this market was a direct result of the Company's targeted telemarketing activities and corresponding promotional activities to educate doctors, dentists and veterinarians on the significant cost advantage and convenience of the Company's Sharps® Recovery System™ over the traditional pick-up service. The Company's inside and online sales channel, which is focused primarily on the professional market, saw billings increase 64.3% to $0.8 million in the fiscal 2013 first quarter from $0.5 million in the prior-year period as the average number of weekly orders increased 75% year-over-year to approximately 350 from 200. In the trailing fourth quarter ended June 30, 2012, the inside and online sales channel contributed $0.6 million.

Pharmaceutical market billings more than doubled to $0.6 million as a result of timing of customer orders and resupply orders for two of the patient support programs that were initiated in 2011.

Core government billings grew $0.3 million, or 213.6%, to $0.4 million in the first quarter of fiscal 2013. This was primarily the result of a large stocking order placed by the U.S. Department of Defense for $0.2 million through our distributor channel.

Growth from these markets was slightly offset by a $0.6 million year-over-year decline in the retail market as sales to this market can vary from quarter to quarter due to the timing of orders from customers. The Company recognized higher sales of its Complete Needle Collection & Disposal System™ in the prior-year period as a result of the initial rollout of the solution to the country's largest drugstore chain.

First quarter sales to the home health care market were relatively consistent at $1.7 million.

Operating Performance

Gross margin was 30.1% in the first quarter of fiscal 2013 compared with gross margin of 31.7% in the fiscal 2012 first quarter. The margin contraction reflects the impact of the January 31, 2012 termination of the maintenance portion of the U.S. Government contract including the absorption of approximately $0.1 million, or 220 basis points, of ongoing facility costs.

Selling, general and administrative (SG&A) expense in the first quarter of fiscal year 2013 was $2.1 million compared with $2.2 million in the prior year period. The improvement reflected strong cost discipline and focused use of resources on the Company's targeted markets. Sharps expects quarterly SG&A for fiscal 2013 to be at a similar level as the current quarter, barring additional targeted marketing opportunities which management may deem appropriate.

For the first quarter of fiscal 2013, the Company incurred an operating loss of $0.6 million compared with an operating loss of $0.5 million in the prior-year period.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, loss for the first quarter of fiscal 2013 was $0.4 million compared with an EBITDA loss of $0.2 million in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.)

Net loss for the fiscal 2013 first quarter was $0.6 million, or $0.04 per diluted share, compared with net loss of $0.3 million, or $0.02 per diluted share, in the first quarter of fiscal 2012.

Financial Flexibility and a Strong Balance Sheet

Cash and cash equivalents was $16.8 million at September 30, 2012 compared with $17.5 million at June 30, 2012. Working capital was $18.2 million at September 30, 2012, down slightly from $18.6 million at the end of fiscal year 2012. At September 30, 2012, stockholders' equity and total assets were $22.7 million and $27.8 million, respectively, compared with $23.2 million and $27.6 million, respectively, at June 30, 2012.

At September 30, 2012, the Company had no debt outstanding and $3.2 million available under its revolving line of credit.

Outlook

Mr. Tusa noted, "Our marketing alliance with Daniels Sharpsmart continues to gain traction in the market place and has resulted in some customer wins so far this year. Given the early success of this initiative and as we jointly pursue larger opportunities, we believe the strength of our pipeline, combined with our continued focus on effective capital management and cost containment initiatives, will result in bottom line growth in fiscal 2013."

First Quarter Fiscal Year 2013 Webcast and Conference Call

The Company will host a conference call and webcast today beginning at 1:30 p.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialling (480) 629-9760. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available from 4:30 p.m. ET the day of the teleconference until Monday, November 12, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number  4573923. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications. Its strategy is to capture a large part of the estimated $3.8 billion untapped market for its solutions by targeting the major agencies that are interrelated with this medical waste stream, including pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, the U.S. government and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth. The Company's flagship product, the Sharps® Recovery System™ is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company's TakeAway Environmental Return System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications. The Complete Needle Collection & Disposal System™ is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

The Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, offering customers a blended product portfolio to effectively target healthcare customers with multi-site and multi-size locations. The alliance also enables a team effort for cross selling each company's capabilities where best suited.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended September 30,
	(Unaudited)
	2012	2011	% Change

Revenue	$ 5,153	$ 5,743	(10.3%)

Cost of revenue	3,601	3,924	(8.2%)
Gross profit	1,552	1,819	(14.7%)
Gross margin	30.1%	31.7%
SG&A expense	2,080	2,210	(5.9%)
Depreciation and amortization	113	107	5.6%

Operating Loss	(641)	(498)
Operating margin	(12.4%)	(8.7%)
Other income (expense)	8	(3)

Loss before income taxes	(633)	(501)
Income tax expense (benefit)	6	(176)
Net loss	$ (639)	$ (325)

Net loss per share
Basic	$ (0.04)	$ (0.02)
Diluted	$ (0.04)	$ (0.02)

Weighted Average Shares Outstanding
Basic	15,209	15,065
Diluted	15,209	15,065

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2012	June 30, 2012
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 16,843	$ 17,498
Accounts receivable, net	3,409	2,427
Inventory	2,041	2,219
Prepaid and other current assets	439	398
Total current assets	22,732	22,542
Property, plant and equipment, net	4,562	4,632
Intangible assets, net	537	464
Total assets	$ 27,831	$ 27,638

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,315	$ 752
Accrued liabilities	1,211	1,302
Deferred revenue	2,041	1,881
Total current liabilities	4,567	3,935
Long-term deferred revenue	470	358
Other long-term liabilities	77	165
Total liabilities	5,114	4,458
Stockholders' equity:
Total stockholders' equity	22,717	23,180
Total liabilities and stockholders' equity	$ 27,831	$ 27,638

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended September 30,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,747	32.2%	$ 1,767	$ (20)	(1.1%)
Retail	1,165	21.5%	1,723	(558)	(32.4%)
Professional	1,001	18.4%	702	299	42.6%
Pharmaceutical	562	10.4%	270	292	108.1%
Core Government	392	7.2%	125	267	213.6%
Assisted Living/ Hospitality	376	6.9%	300	76	25.3%
Other	186	3.4%	269	(83)	(30.9%)
U.S. Government Contract	--	0.0%	722	(722)	(100.0%)
Subtotal	5,429	100.0%	5,878	(449)	(7.6%)
GAAP Adjustment *	(276)		(135)	(141)	104.4%
Revenue Reported	$ 5,153		$ 5,743	$ (590)	(10.3%)

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended September 30,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 1,772	32.6%	$ 2,088	$ (316)	(15.1%)
Distributors	2,885	53.2%	2,598	287	11.0%
Inside and Online Sales	772	14.2%	470	302	64.3%
U.S. Government Contract	--	0.0%	722	(722)	(100.0%)
Total Billings By Channel	$ 5,429	100.0%	$ 5,878	$ (449)	(7.6%)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Table to Reconcile Net Loss to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended September 30,
	2012	2011

Net Loss	$ (639)	$ (325)

Income tax expense (benefit)	6	(176)
Interest income	(8)	(10)
Depreciation and amortization	276	270

EBITDA	$ (365)	$ (241)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax (benefit) expense, interest (income) expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.
CONTACT: For more information contact:

         Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         - OR -

         Deborah K. Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com